Exhibit 11.1

DEALING A CORE GROUP POLICY

Key Points to Remember:

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You must not deal in any securities of the Group if you are in possession of inside information or material non-public information about the Group. You must also not recommend or encourage someone else to deal in the Group’s securities at that time – even if you will not profit from such dealing.
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You must not disclose any confidential information about the Group (including any inside information or material non-public information) except where you are required to do so as part of your employment or duties. This means that you should not share the Group’s confidential information with family, friends or business acquaintances.
•
You may, from time to time, be given access to inside information or material non-public information about another group of companies (for example, one of the Group’s customers or suppliers). You must not deal in the securities of that group of companies at those times.
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Failure to comply with this policy may result in internal disciplinary action. It may also mean that you have committed a civil and/or criminal offence.
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The Company’s directors, the Executive Leadership Team, the Group Leadership Forum, and certain colleagues with access to financial systems or documents detailing the Company’s financial results must adhere to the Group’s Dealing clearance procedures at all times.

Scope and Audience

This policy has been designed to ensure that you do not misuse, or place yourself under suspicion of misusing, information about the Group which you have, that could be price sensitive to the Company’s securities (which includes, amongst other things, its stocks and shares) and is not public.

Part A of this policy applies to all directors and colleagues of Rentokil Initial plc (the Company) and its subsidiaries.

Part B of this policy contains the Dealing clearance procedures which must be observed by the Company’s PDMRs (Persons Discharging Managerial Responsibilities) and those colleagues who have been told that the clearance procedures apply to them. This means that there will be certain times when such persons cannot Deal in Company Securities.

Part C sets out certain additional obligations which only apply to PDMRs.

Schedule 1 sets out the meaning of capitalised words used in this code.

Part A - Group-Wide Dealing Obligations

Part A applies to all colleagues.

1.

You must not deal in any securities of the Group if you are in possession of inside information or material non-public information about the Group. You must also not recommend or encourage someone else to deal in the Group’s securities at that time – even if you will not profit from such dealing.

2.

You must not disclose any confidential information about the Group (including any inside information or material non-public information) except where you are required to do so as part of your employment or duties. This means that you should not share the Group’s confidential information with family, friends or business acquaintances.

3.

You may, from time to time, be given access to inside information or material non-public information about another group of companies (for example, one of the Group’s customers or suppliers). You must not deal in the securities of that group of companies at those times.

4.

The Group’s Dealing clearance procedures (as detailed in Part B of this policy) apply to the Company’s directors and to colleagues who are able to access restricted information about the Group (for example, colleagues who are involved in the preparation of the Group’s financial reports and results and those working on other sensitive matters). You will be told if you are required to comply with the Dealing clearance procedures.

5.

The Company’s directors, the Executive Leadership Team, the Group Leadership Forum, and certain colleagues with access to financial systems or documents detailing the Company’s financial results must adhere to the Group’s Dealing clearance procedures at all times. You will be told if you are considered to be on this Restricted Persons List, and required to comply with the Dealing clearance procedures at all times, until notified otherwise.

6.	Failure to comply with this policy may result in disciplinary action. It may also mean that you have committed a civil and/or criminal offence.
7.

If you have any questions about this policy, or if you are not sure whether you can deal in securities at any particular time, please contact the Group General Counsel & Company Secretary or the Deputy Company Secretary.

Part B – Dealing clearance procedures

Part B applies to Directors of Rentokil Initial plc, and colleagues who are on the Restricted Employees List.

Please refer to Schedule 1 for defined terms, including Closed Period and Dealing.

1.Clearance to Deal

a.	You must not Deal for yourself or for anyone else, directly or indirectly, in Company Securities without obtaining clearance from the Company in advance.
b.	Colleagues must apply for clearance to Deal through the Rentokil Project Portal (https://rentokilprojectportal.com) .
c.	PDMRs should speak to the Group General Counsel & Company Secretary before seeking written clearance to deal.
d.

You must not submit an application for clearance to Deal if you are in possession of Inside Information or Material Non-Public Information. If you become aware that you are or may be in possession of Inside Information or Material Non-Public Information after you submit an application, you must inform the Group General Counsel & Company Secretary as soon as possible and you must refrain from Dealing (even if you have been given clearance).

e.

You will receive a written response to your application, normally within five business days. The Company will not normally give you reasons if you are refused permission to Deal. You must keep any refusal confidential and not discuss it with any other person.

f.	If you are given clearance, you will be advised of the approved clearance window. If you do not instruct the Deal within the approval window, you will need to seek clearance again.
g.	Clearance to Deal may be given subject to conditions. Where this is the case, you must observe those conditions when Dealing.

2.Further guidance

If you are uncertain as to whether or not a particular transaction requires clearance after reviewing this Policy,you must obtain guidance from the Group General Counsel & Company Secretary or the Deputy Company Secretary before making any instruction.

If you act as the trustee of a trust, you should speak to the Group General Counsel & Company Secretary about your obligations in respect of any Dealing in Company Securities carried out by the trustee(s) of that trust.

You should seek further guidance from the Group General Counsel & Company Secretary before transacting in:

a.	units or shares in a collective investment undertaking (e.g. a UCITS or an Alternative Investment Fund) which holds, or might hold, Company Securities; or
b.	financial instruments which provide exposure to a portfolio of assets which has, or may have, an exposure to Company Securities.

This is the case even if you do not intend to transact in Company Securities by making the relevant investment.

3.Definition of Dealing

Dealing has a very broad definition. It means any change to the number of shares or securities you personally receive a benefit from. Common transactions that require clearance include:

-	Buying or selling shares, ADRs, or securities, including setting a limit order
-	Exercising share awards and options (including selling to cover tax and selling all)
-	Entering into the Dividend Reinvestment Plan, or exiting the Dividend
-	Entering into or exiting a Trading Plan
-	Entering into a Reinvestment Plan
-	Transferring shares or ADRs to someone else
-	Transacting in financial instruments
-	Using Company Securities as security for a loan or other obligation

Part C – Additional provisions for PDMRs

PDMRs - Persons Discharging Managerial Responsibilities - are the Board of Directors of Rentokil Initial plc. Part C only applies to these individuals.

1.	Notification of transactions
a.	You must notify the Company and the FCA in writing of every Notifiable Transaction in Company Securities conducted for your account as follows:

i.

Notifications to the Company must be sent to the Group General Counsel & Company Secretary as soon as practicable and in any event within one business day of the transaction date. You should ensure that your investment managers (whether discretionary or not) notify you of any Notifiable Transactions conducted on your behalf promptly so as to allow you to notify the Company within this time frame.

ii.

Notifications to the FCA must be made within three business days of the transaction date. Unless you notify the Group General Counsel & Company Secretary otherwise, the Company will submit the form to the FCA on your behalf, although you will retain responsibility for ensuring that your obligations have been complied with.

b.

If you are uncertain as to whether or not a particular transaction is a Notifiable Transaction, you must obtain guidance from the Group General Counsel & Company Secretary before instructing the transaction.

2. PCAs and investment managers

c.	You must provide the Company with a list of persons closely associated with you (your PCAs) on your appointment, and notify the Company of any changes that need to be made to that list.
d.	You should ask your PCAs not to Deal (whether directly or through an investment manager) in Company Securities during Closed Periods.
e.

Your PCAs are also required to notify the Company and the FCA in writing, within the time frames given in paragraph 1, of every Notifiable Transaction conducted for their account. You should inform your PCAs in writing of this requirement and keep a copy. A signed copy of the letter should also be returned to the Group General Counsel & Company Secretary; the Group General Counsel & Company Secretary will provide you with a letter that you can use to do this. Unless you or your PCAs notify the Group General Counsel & Company Secretary otherwise, the Company will submit the form to the FCA on their behalf, although your PCAs will retain responsibility for ensuring their obligations have been complied with.

f.	You must ask your investment managers (whether or not discretionary) not to Deal in Company Securities on your behalf during Closed Periods.

Schedule 1 - Defined terms

‘Closed Period’ means any of the following:

a)the period from the end of the relevant financial year up to the release of the preliminary announcement of the Company’s annual results (or, where no such announcement is released, up to the publication of the Company’s annual financial report) or, if longer, the period of 30 calendar days before such release (or publication);

b)the period from the end of the relevant financial period up to the release of the Company’s half-yearly financial report or, if longer, the period of 30 calendar days before such release; and

c)the period from the end of the relevant financial period up to the release of each of the Company’s first quarter trading update and third quarter trading update (if applicable).

‘Company Securities’ means any publicly traded or quoted shares or debt instruments of the Company (or of any of the Company’s subsidiaries or subsidiary undertakings) or any derivatives or other financial instruments linked to any of them. This would include, amongst other things, stocks, shares, depositary receipts, options (including phantom options) and bonds.

‘Dealing’ (together with corresponding terms such as ‘Deal’ and ‘Deals’) means any change to the number of shares or securities you personally receive a benefit from. Common transactions that require clearance include:

-	Buying or selling shares, ADRs, or securities, including setting a limit order
-	Exercising share awards and options (including selling to cover tax and selling all)
-	Entering into the Dividend Reinvestment Plan, or exiting the Dividend
-	Entering into or exiting a Trading Plan
-	Entering into a Reinvestment Plan
-	Transferring shares or ADRs to someone else
-	Transacting in financial instruments
-	Using Company Securities as security for a loan or other obligation

‘FCA’ means the UK Financial Conduct Authority.

The ‘Group’ means the Company and its subsidiaries.

‘Inside Information’ means any non-public information of a precise nature relating, directly or indirectly, to a business or financial position which, if it were made public, would be likely to have a significant effect on the price of a company’s securities.

‘Investment Programme’ means a share acquisition scheme relating only to the Company’s shares under which: a) shares are purchased by a Restricted Person pursuant to a regular standing order or direct debit or by regular deduction from the person’s salary or director’s fees; or b) shares are acquired by a Restricted Person by way of a standing election to re-invest dividends or other distributions received; or c)

shares are acquired as part payment of a Restricted Person’s remuneration or director’s fees.

‘Market Abuse Regulation’ means the assimilated EU law version of the EU Market Abuse Regulation (596/2014) which has applied in the UK since the end of the Brexit transition period.

‘Material Non-Public Information’ means information about a company that has not been disclosed to the public and that would be important to a reasonable person in determining whether to buy, sell or hold the shares or other securities of the company to which the information relates. Even after disclosure of information has been made, it remains “non-public” until investors have been given a reasonable amount of time to analyse the information (generally at least one full trading day after it has been disclosed by a news release, SEC filing or publicly-accessible conference call).

‘Notifiable Transaction’ means any transaction relating to Company Securities conducted for the account of a PDMR or PCA, whether the transaction was conducted by the PDMR or PCA or on his or her behalf by a third party and regardless of whether or not the PDMR or PCA had control over the transaction. This captures every transaction which changes a PDMR’s or PCA’s holding of Company Securities, even if the transaction does not require clearance under this code. It also includes gifts of Company Securities, the grant of options or share awards, the exercise of options or vesting of share awards and transactions carried out by investment managers or other third parties on behalf of a PDMR, including where discretion is exercised by such investment managers or third parties and including under Trading Plans or Investment Programmes.

‘PCA’ means a person closely associated with a PDMR, being:

a)a spouse, or a partner considered to be equivalent to a spouse in accordance with national law; or

b)a dependent child in accordance with national law; or

c)a relative who has shared the same household for at least one year on the date of the transaction concerned; or

d)a legal person, trust or partnership, the managerial responsibilities of which are discharged by a PDMR (or by a person referred to in paragraphs a), b), or c) of this definition), which is directly or indirectly controlled by such a person, which is set up for the benefit of such a person, or the economic interests of which are substantially equivalent to those of such a person.

‘PDMR’ means a person discharging managerial responsibilities in respect of the Company, being either:

a)a director of the Company; or

b)any other employee who has been told that they are a PDMR.

‘Restricted Person’ means:

a)a PDMR; or

b)any other person who has been told by the Company that the clearance procedures in Part B of this code apply to him or her.

‘Trading Plan’ means a written plan (including, for the avoidance of doubt, a Rule 10b5-1 trading plan) entered into by a Restricted Person and an independent third party that sets out a strategy for the acquisition and/or disposal of Company Securities by the Restricted Person, and:

a)specifies the amount of Company Securities to be dealt in and the price at which and the date on which the Company Securities are to be dealt in; or

b)gives discretion to that independent third party to make trading decisions about the amount of Company Securities to be dealt in and the price at which and the date on which the Company Securities are to be dealt in; or

c)includes a method for determining the amount of Company Securities to be dealt in and the price at which and the date on which the Company Securities are to be dealt in.

Policy Information

Policy Owner:	Group General Counsel & Company Secretary
Policy Creation Date:	12 December 2019
Last Review Date:	11 December 2025
Current Revision Date:	1 January 2026

Policy Review History

Review Date:	Summary of Revision:
December 2025	● The Group-wide Share Dealing Policy and the Dealing Code have been combined into a new single Dealing Policy. ● A restricted persons list has been introduced in place of a closed period list.